AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO.)

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     Check the appropriate box:
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          Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     |X|  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004

                                                                   June 11, 2003

Fellow Hercules Shareholders:

         We are enclosing another copy of the Committee's Proxy Statement and supplement as well as our WHITE Proxy Card as required by law in view of the fact that the Board has now scheduled the long-delayed Annual Meeting for July 25th - which incidentally just happens to be a Friday in the middle of the summer!

         With respect to the two shareholder sponsored resolutions (#4 and #5), we support both proposals to redeem the Company's poison pill and provide shareholders with the right to call special meetings, while predictably Joyce and the majority directors oppose these resolutions. As to the Company's proposal #3 to approve a special equity compensation plan for non-employee directors, the Committee opposes the resolution. The proposal authorizes the Board to increase the amount of stock GRANTS for non-employee directors from 60,000 to 660,000 shares and provides the Board with UNFETTERED AUTHORITY to transform the stock portion of its own compensation from OPTIONS to GRANTS. We are opposed to free stock GRANTS for directors because, by their terms, they reward directors irrespective of how Hercules shareholders do. We believe that any director stock compensation should be in the form of stock OPTIONS, which will only have value if the Company creates shareholder value for ALL Hercules shareholders.

         On the subject of director compensation, you should know that it was our minority directors who succeeded in getting the Board to eliminate a program whereby the Company was about to give away millions of dollars to the favorite charities of its directors. We also initially got the Board to reduce directors' fees, which the majority directors unfortunately increased a year later. We took that position not because the fees were so high, but rather to set an example for the thousands of hard working employees at the Company who were either losing their jobs or being asked to make substantial financial sacrifices in connection with the Company's belt-tightening program. The minority directors asked Joyce to take at least some token cut in his compensation for the same reason, but he refused.

         We should like to call your attention to several recent developments.

         o Three majority directors, who all came to the Board prior to Joyce becoming Chief Executive, have refused to stand for reelection.
              Joyce and the remaining majority directors have named four nominees for election, one of whom is an incumbent director handpicked by Joyce and the majority directors last year without shareholder approval. The three new nominees include a former Union Carbide CFO and a former Union Carbide director and, if elected, the Board will be comprised of four former Union Carbide associates.

              JOYCE'S FIVE HANDPICKED DIRECTORS HAVE NEVER VOTED AGAINST HIS POSITION ON A SINGLE ISSUE. ASK YOURSELF: DO YOU BELIEVE THAT THE NEW NOMINEES ARE LIKELY TO EXERCISE ANY MORE INDEPENDENCE OF THOUGHT OR ACTION THAN THE OTHERS?

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         o    With  Joyce and his  majority  directors  never  having  shown the slightest interest in corporate governance reform, the Board announced just last week what we believe to be token governance changes. On June 3rd, in a transparent election ploy in our view to spruce up the Company's corporate governance image, the Board approved mostly cosmetic corporate governance changes, involving the establishment of Committee charters, corporate governance and ethics codes and the renaming of the Nominating Committee (now
              called  the   "Corporate   Governance,   Nominating,   and  Ethics
              Committee").

              You should know that the only substantive changes include several adjustments to the poison pill, which permit "qualified buyers," defined as EXCLUDING 13D filers such as ISP, and others APPROVED BY THE BOARD, to purchase up to 20% of the Company's shares, EFFECTIVE ONLY AFTER THIS YEAR'S PROXY ELECTION. The second change requires that the Company expense stock OPTIONS beginning with NEW AWARDS AFTER JANUARY 1, 2003, but since the Company has recently adopted a practice to award stock GRANTS instead of OPTIONS, the change in the Company's policy will be of no effect.

              Notwithstanding the NEW FOUND interest of Joyce and his majority directors in corporate governance reform, they have nevertheless refused to eliminate their arsenal of anti-shareholder, anti-takeover provisions -- which include a poison pill, a staggered board, an interpretation of a Company Bylaw to require an affirmative vote of a majority of all outstanding shares for election of directors, and the ability to add directors without shareholder approval.

         o At the same June 3rd Board meeting, the Company's majority directors, over the objection of our minority directors, extended Joyce's employment contract for another year and approved a second golden parachute arrangement for him. The second parachute includes a $3 million restricted stock grant that will immediately vest in the event that the Committee's nominees prevail in the proxy contest or if Joyce retires at the end of this year.

              The background of Joyce's $3 million stock grant is illustrative of the way he and the majority directors do business. When the Board recommended that Joyce be given the grant less than two months ago, our minority directors pointed out that the grant would be improper because it was being made pursuant to a 2002 shareholder authorization where the Company, in apparent violation of securities laws, had failed to disclose to Hercules shareholders that grants would vest upon a "change of control," which was defined to include a change in Board composition as a result of a proxy contest. The minority directors took the position that, if the majority directors were insistent on issuing grants, they should be required to resubmit the authorization to shareholders, with proper disclosure, at this year's Annual Meeting.

              Joyce and the majority directors decided instead on another course of action in an attempt to avoid seeking shareholder approval. Under their stratagem, after acknowledging their failure to make proper disclosure last year, they retroactively rescinded the change of control provision in the 2002 grant authorization-- thereby claiming to have validated the illegally procured authorization. Then, acting pursuant



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              to the "newly  validated" 2002  authorization,  they granted Joyce almost 293,000 restricted Hercules shares having a value of $3 million. Significantly, these shares were granted Joyce under a newly amended and extended employment contract, WHICH GRANT JUST HAPPENS TO HAVE BEEN ISSUED SUBJECT TO A SPECIAL "CHANGE OF CONTROL" AGREEMENT WITH JOYCE, WHICH WILL BE TRIGGERED IF THE COMMITTEE'S NOMINEES ARE ELECTED--THEREBY PRODUCING THE IDENTICAL RESULT AS THE JUST RESCINDED 2002 CHANGE OF CONTROL PROVISION WOULD HAVE.(1) AS HERCULES SHAREHOLDERS, WE SHOULD ALL WISH THAT
              JOYCE  AND  THE  MAJORITY   DIRECTORS  WOULD  ONLY  CHANNEL  THEIR
              "INGENUITY" INTO MORE CONSTRUCTIVE ENDEAVORS ON BEHALF OF HERCULES SHAREHOLDERS!

              MAKING MATTERS WORSE IS THE FACT JOYCE AND HIS MAJORITY DIRECTORS HAVE YET TO COME CLEAN WITH SHAREHOLDERS ABOUT THEIR SLEIGHT-OF-HAND. THE COMMITTEE BELIEVES THAT THE BOARD'S ACTION NOT ONLY DEMONSTRATES BLATANT DISREGARD FOR SHAREHOLDERS ON THE PART OF JOYCE AND HIS MAJORITY DIRECTORS BUT IS ALSO SIMPLY ILLEGAL. IF ELECTED, WE PLEDGE TO CHALLENGE JOYCE'S GRANT.

              ADDING THE $3 MILLION STOCK GRANT AND THE SEVERANCE PROVIDED UNDER HIS NEW CONTRACT EXTENSION TO HIS ORIGINAL $9 MILLION GOLDEN PARACHUTE CONTRACT, SHOULD THE COMPANY BE REQUIRED TO MAKE PAYMENT UNDER THESE LEGALLY QUESTIONABLE ARRANGEMENTS, WE ESTIMATE THAT JOYCE WOULD BE "REWARDED" FOR LOSING THE PROXY CONTEST WITH A $14 MILLION "PAYDAY" - BRINGING HIS TOTAL COMPENSATION TO APPROXIMATELY $30 MILLION FOR TWO YEARS ON THE JOB.

         *     *     *     *    *     *     *     *     *    *     *     *

         Hercules' stock price, which we believe is currently being buttressed by the prospect of new management and a new direction for the Company, continues to substantially lag that of its peers. From the time Joyce came to the Company to the close on June 10th, Hercules stock has lost 17% of its value, while the S&P MidCap Specialty Chemicals Index, which consists of eight comparable specialty chemicals companies, has increased by 19% -- an underperformance for Hercules of almost 36%. At the same time, Joyce continues to enjoy outrageous and ever escalating compensation bearing no relationship to overall corporate, individual, and stock performance. For 2002, for example, Joyce's compensation (not counting his golden parachute awards) was more than 2-1/2 times the average compensation for the CEOs of the eight specialty chemicals companies referred to above.

         Regrettably, Joyce has no strategy for the Company in our view except for cost cutting which has reached the point of diminishing returns (with relatively nominal cost reductions projected for the last half of 2003). The morale of Hercules employees, whose compensation has either been frozen or severely capped and who have witnessed first hand the continued floundering of the Company, we believe is at an all-time low. Finally, while the Company has more than its share of challenges, the better part of our last three Board meetings has been

------------
(1) In taking care of himself and his Chief Legal Officer, Joyce and his majority directors left behind 170 other Hercules executives, who will receive their restricted shares without the now rescinded "change of control" provision because of the fact they were not issued subject to "change of control" agreements like Joyce's.



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devoted to matters relating to Joyce's  compensation and the majority directors'
corporate governance "window dressing" program - NEITHER OF WHICH WILL PUT ANY MONEY IN THE POCKETS OF THE COMPANY OR ITS SHAREHOLDERS.

         AS HERCULES' SECOND LARGEST SHAREHOLDER, WITH AN INVESTMENT IN HERCULES OF MORE THAN $140 MILLION, OUR INTERESTS ARE CLEARLY ALIGNED WITH YOURS. WE HAVE NO INTEREST IN PARACHUTES, POSITIONS, OR PERKS, AND ALL WE WANT IS TO MAXIMIZE VALUE FOR ALL HERCULES SHAREHOLDERS INCLUDING OURSELVES.

         GIVEN THE COMPANY'S INTERPRETATION OF ITS ELECTION BYLAW, A VOTE NOT CAST IS THE EQUIVALENT OF A VOTE FOR JOYCE AND THE MAJORITY DIRECTORS, AND YOUR VOTE IS THEREFORE ESPECIALLY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

         IN YOUR OWN BEST INTEREST, WE URGE YOU TO SUPPORT OUR NOMINEES FOR ELECTION AS HERCULES DIRECTORS. PLEASE SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD - TODAY!

                                   Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


           /s/ Samuel J. Heyman                    /s/ Harry Fields
           ----------------------                  --------------------
           Samuel J. Heyman                        Harry Fields


           /s/ Gloria Schaffer                     /s/ Vincent Tese
           ----------------------                  --------------------
           Gloria Schaffer                         Vincent Tese


           /s/ Anthony T. Kronman                  /s/ Sunil Kumar
           ----------------------                  --------------------
           Anthony T. Kronman                       Sunil Kumar


           /s/ Raymond S. Troubh                   /s/ Gerald Tsai, Jr.
           ----------------------                  --------------------
           Raymond S. Troubh                       Gerald Tsai, Jr.


Enclosure


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                                   IMPORTANT

         PLEASE RETURN YOUR REVISED WHITE PROXY CARD AND DO NOT RETURN ANY OF THE COMPANY'S GOLD PROXY CARDS, EVEN AS A PROTEST VOTE AGAINST HERCULES. ONLY YOUR LATEST DATED, SIGNED PROXY CARD WILL BE COUNTED, AND ANY GOLD PROXY YOU SIGN FOR ANY REASON COULD INVALIDATE PREVIOUS WHITE PROXY CARDS SENT BY YOU TO SUPPORT THE COMMITTEE.

         Your vote is important. If you previously voted or vote on the Committee's original WHITE proxy card, you will not be voting on Proposals 3, 4 and 5. If you wish to specify the manner in which your Shares are to be voted on Proposals 3, 4 and 5, you should mark, sign, date and return the accompanying revised WHITE proxy card. If you have any questions or need assistance in voting your shares, please call:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                          17 State Street, 10th Floor
                            New York, New York 10004
                           (866) 288-2190 (TOLL FREE)
                     Banks and Brokerage Firms please call:
                                 (212) 440-9800

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